Exhibit 5.1

[Walgreen Co. Letterhead]

Walgreen Co.
200 Wilmot Road
Deerfield, Illinois 60015

Dear Ladies and Gentlemen:

I have acted as counsel for Walgreen Co., an Illinois corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, pursuant to which the Company proposes to register 9,000,000 shares of the Company's Common Stock (the "Shares") and the related Preferred Share Purchase Rights (the "Rights"). The Shares and Rights are issuable in connection with the Company's Broad Based Employee Stock Option Plan (the "Plan"). I have examined such records and documents as I have deemed necessary for the purpose of this opinion.

Based upon the foregoing, I am of the opinion that the Shares and the Rights have been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Dana I. Green
Dana I. Green
Senior Vice President,
General Counsel and Secretary

Date: March 8, 2006